Exhibit 99.1

Investor Relations

ir@newmediainv.com

(212) 479-3160

New Media Announces the Acquisition of The Providence Journal

New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) announced today it has reached an agreement to purchase The Providence Journal and related print and digital assets for $46.0 million in cash from A. H. Belo Corporation (“A. H. Belo”, NYSE: AHC). The Providence Journal is one of the oldest print publications in the United States and was first published in 1829. It has a daily circulation of approximately 72,000 and 96,000 on Sunday.

Jim Moroney, Chairman, President and Chief Executive Officer of A. H. Belo, said, “We are pleased that New Media is purchasing The Providence Journal assets and we are confident that New Media will continue the great journalistic tradition of The Providence Journal. We thank our colleagues in Providence for their hard work and support as we have been privileged to own and operate The Providence Journal for the past seventeen years.”

Michael E. Reed, the Company’s President and CEO commented, “We are very excited to announce the proposed transaction with A. H. Belo. The Providence Journal is one of the most established and prominent newspapers in the United States and is the preeminent provider of local content to the greater Providence marketplace. In addition, its high quality editorial standards have resulted in four Pulitzer Prizes for the newspaper. We are very excited to welcome the paper, its employees and the community into the growing New Media family. We deeply admire the great work that has been done in Providence under the stewardship of A. H. Belo, and look forward to continuing that tradition.

“We are also enthusiastic about the opportunity to expand our digital services business, Propel, with this acquisition. There are approximately 28,000 small and medium sized businesses in the Providence market and the newspaper has a strong, in-market local sales force of approximately 40 representatives. Further, with only about 25% of revenue coming from local print advertising, we believe this acquisition further evolves New Media’s revenue mix towards stable to growing revenue categories.

“Over the past 10 months, New Media has entered into agreements to acquire approximately $151 million of local media assets at an average purchase price to EBITDA multiple of 3.3x. We are very excited about our progress year to date and, as we look forward to the second half of the year, remain focused on executing on our strategy which we believe will drive substantial shareholder returns.”

New Media anticipates the deal will close in the third quarter of 2014 subject to customary closing conditions; however, there can be no assurance as to the timing or the occurrence of the closing.

Stephens Inc. served as exclusive financial advisor to A. H. Belo on the transaction.

About New Media Investment Group

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by number of daily publications. Including the announced acquisition, the Company will operate in 363 markets across 27 states. Including the announced acquisition, New Media’s portfolio of products, which will include 451 community publications, 367 related websites, and six yellow page directories, will serve more than 130,000 business advertising accounts and will reach over 12 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing, closing and benefits of the acquisition and our intention to stabilize our traditional print business, grow our digital business and revenues and pursue and complete future acquisition opportunities. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as a continued declines in advertising circulation, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient advertising interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K and filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Media Investment Group

Investor Relations: (212) 479-3160